Exhiibt 99.2
ASSIGNMENT, ADMISSION AND AMENDMENT
AGREEMENT
This Assignment, Admission and Amendment Agreement, to the fullest extent permitted by law, as amongst the parties hereto, is entered into this 2nd day of February, 2024, effective as of December 7, 2023 (this “Assignment, Admission and Amendment Agreement”), by and among Jefferies Credit Partners LLC, a limited liability company formed under the laws of the state of Delaware (the “Assignor”), Platinum Falcon B 2018 RSC Limited, a restricted scope company established in the Abu Dhabi Global Market (the “Assignee”), and Senior Credit Investments, LLC, a Delaware limited liability company (the “Company”).
WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”) pursuant to a Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware on December 8, 2022, and a Limited Liability Company Agreement of the Company, dated as of December 8, 2022 (the “Initial Agreement”);
WHEREAS, the Initial Agreement was amended and restated in its entirety on July 17, 2023, as the Amended and Restated Limited Liability Company Agreement of the Company (the “A&R Agreement”);
WHEREAS, the A&R Agreement was amended and restated in its entirety on February 2, 2024, effective as of December 7, 2023, as the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second A&R Agreement”);
WHEREAS, the Assignor is the sole Member of the Company;
WHEREAS, the Assignor desires to assign, transfer and convey all of its limited liability company interests in the Company (the “Interest”) to the Assignee, and the Assignor desires to cease to be a Member of the Company;
WHEREAS, the Assignee desires to acquire the Interest currently held by the Assignor, and the Assignee desires to be admitted to the Company as a substitute Member of the Company;
WHEREAS, capitalized terms used and not defined herein shall have the meaning ascribed to them in the Second A&R Agreement; and
WHEREAS, to accomplish the foregoing, the undersigned have amended the Second A&R Agreement in order to continue the Company in the manner set forth therein.
NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:
1. Assignment. Notwithstanding any provision in the Second A&R Agreement to the contrary, for value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment, Admission and Amendment Agreement by the parties hereto, the Assignor does hereby assign, transfer and convey the Interest to the Assignee.
2. Admission. Notwithstanding any provision in the Second A&R Agreement to the contrary, contemporaneously with the assignment described in paragraph 1 of this Assignment, Admission and Amendment Agreement, the Assignee is hereby admitted to the Company as a substitute Member of the Company.
3. Cessation. Notwithstanding any provision in the Second A&R Agreement to the contrary, immediately following the admission of the Assignee as a substitute Member of the Company, the Assignor shall and does hereby cease to be a Member of the Company, and shall thereupon cease to have or exercise any right or power as a Member of the Company.
4. Continuation of the Company. The parties hereto agree that the assignment of the Interest, the admission of the Assignee as a substitute Member of the Company and the Assignor's ceasing to be a Member of the Company shall not dissolve the Company.
5. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Second A&R Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment, Admission and Amendment Agreement.
6. Binding Effect. This Assignment, Admission and Amendment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
7. Severability. Each provision of this Assignment, Admission and Amendment Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Assignment, Admission and Amendment Agreement which are valid, enforceable and legal.

8. Execution in Counterparts. This Assignment, Admission and Amendment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
9. Agreement in Effect. Except as hereby amended, the Second A&R Agreement shall remain in full force and effect.
10.          Governing Law. This Assignment, Admission and Amendment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Admission and Amendment Agreement to be duly executed this 2nd day of February, 2024, effective as of December 7, 2023.

JEFFERIES CREDIT PARTNERS LLC

By: /s/ Adam Klepack
Name:       Adam Klepack
Title:         General Counsel

PLATINUM FALCON B 2018 RSC LIMITED

By: /s/ Mohamed Fahed AlMazrouei
Name:       Mohamed Fahed AlMazrouei
Title:         Director

By: /s/ Ahmed AlNeyadi
Name:       Ahmed AlNeyadi
Title:         Director

SENIOR CREDIT INVESTMENTS, LLC

By:             /s/ Adam Klepack
Name:        Adam Klepack
Title:          General Counsel and Secretary